Exhibit 10.3

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement And General Release (“Agreement”), dated for reference purposes, May 15, 2011, is made and entered into by you, Steven J. Martin (“Executive”), on behalf of yourself, your heirs, executors, administrators, successors and assigns (collectively referred to as “you”) and The ServiceMaster Company, on behalf of itself, its divisions, subsidiaries, parents, affiliates, related companies, predecessors, successors, assigns, and their respective officers, directors, employees, insurers, stockholders, and agents (collectively referred to as “ServiceMaster” or the “Company”).  In consideration of the mutual covenants in this agreement, the parties hereby agree as follows:

1.                                       Separation from Employment.  The parties have agreed to end the employment relationship effective on May 15, 2011 (“Separation Date”).

2.                                       Your Separation Benefits.

a.               In exchange for your promises as set forth in this Agreement, ServiceMaster agrees to pay you a series of payments in the aggregate gross amount of $1,035,621.00 (“Separation Pay”), less applicable payroll withholdings and other deductions.

b.              Payment of the Separation Pay in Paragraph 2(a) will be made according to the following schedule:

Installment	Payment Date	Amount
1	May 31, 2011	$74,968
2	June 30, 2011	$74,968
3	July 31, 2011	$74,968
4	August 31, 2011	$74,968
5	September 30, 2011	$74,968
6	October 31, 2011	$74,968
7	November 30, 2011	$74,968
8	December 31, 2011	$74,968
9	January 31, 2012	$74,968
10	February 29, 2012	$74,968
11	March 31, 2012	$74,968
12	April 30, 2012	$210,973

c.               The payouts will be made only if you execute this Agreement and fulfill the covenants herein, all within the time periods as provided herein.  These payments are made in recognition of your obligations as set forth herein, including your agreement not to compete nor solicit as more fully stated in Paragraphs 5 & 6, below.  The Company may suspend or cancel these payments in its sole discretion upon any violation of any of your covenants and agreements in this Agreement.

d.              No payment may be made early, deferred or accelerated.

3.                                       Other Benefits upon Separation.

a.               Group Health Insurance.  Your eligibility to participate in ServiceMaster’s group health plan will end on your Separation Date. You will become eligible for continuation of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) on the first day following the Separation Date.

b.              Vacation.  On the Separation Date, or the next regularly scheduled payday, you will be paid $15,692.00 for any unused, earned vacation days.

c.               PSRP.  Your eligibility to participate in the ServiceMaster Profit Sharing and Retirement Plan (“PSRP”) will end on your Separation Date.  Any Company match credited to your account will follow the PSRP’s vesting schedules.  Any amounts to be paid, distributed, rolled over, or held under the PSRP will be paid, distributed, rolled over, or held in accordance with the terms of the PSRP and applicable rules and regulations.

d.              MSIP.  You have participated in the Management Stock Incentive Plan (“MSIP”) which consists of Investment Shares, Stock Options and Restricted Share Unit awards, and is governed by the MSIP plan document, subscription agreement and rules, including:

i.                  Your Investment Shares will be subject to repurchase pursuant to the terms of the MSIP;

ii.               Your vested Stock Options may be exercised for a period of three (3) months following the Separation Date pursuant to the terms of the MSIP.  After three (3) months, any unexercised Stock Options will terminate; and

iii.            Your un-vested Stock Options shall terminate and your Restricted Share Units shall be forfeited on the Separation Date. This paragraph is not intended to amend or change the terms of the MSIP.

e.               Deferred Compensation Plan.  Your participation and your eligibility to participate in the ServiceMaster Deferred Compensation Plan (“DCP”) will end on the Separation Date.  Any amounts to be paid, distributed or held under the terms of the DCP will be paid, distributed or held in accordance with the terms of the DCP and applicable rules and regulations.

f.                 ABP.  You will not be eligible to receive a 2011 Annual Bonus Plan award under ServiceMaster’s Annual Bonus Plan (“ABP”) as you will no longer be an active participant and will not be employed on the ABP eligibility or payout dates.

4.                                       Release and Waiver of Claims.

a.               Release:  In exchange for the consideration provided to you in this Agreement, you agree to waive and release and forever discharge ServiceMaster and its respective past and present directors, managers, officers, shareholders, partners, agents, employees, attorneys, servants, parent corporations, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns, and each of them, separately and collectively (“Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that you ever had, now have against any Releasees including claims and causes of action arising out of or in any way related to your employment with or separation from ServiceMaster, to any services performed for ServiceMaster, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by ServiceMaster, all to the extent allowed by applicable law.  This includes claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims under federal, state, and local laws, regulations and ordinances, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefit Protection Act (“OWBPA”), the Employee Retirement Income Security Act (“ERISA”), The Sarbanes-Oxley Act of 2002, claims for violation of public policy, tort or common law; and claims for additional compensation or damages or attorneys’ fees.  You understand that this Agreement includes a release of all known and unknown claims to the date of this Agreement.  As a condition to receiving any payments pursuant to Section 2 b. hereunder, you need to provide

ServiceMaster a signed copy of this Release after the Separation Date but dated as of the Separation Date.

b.              Limitation of Release:  Nothing in this Agreement will prohibit you from filing a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or an equivalent state civil rights agency, but you agree and understand that you are waiving your right to monetary compensation thereby if any such agency elects to pursue a claim on your behalf.  Further, nothing in this Agreement shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits or any claims that may arise after the date of the execution of this Agreement.

c.               Representations:  You represent that you have been provided all benefits due under the Family and Medical Leave Act and have been fully compensated for your service with the Company, including in compliance with the Fair Labor Standards Act

5.                                       Covenant Not To Compete.  You agree that by executing this Agreement and accepting the Separation Pay, you will not compete with ServiceMaster or any of its businesses, directly or indirectly including,  by a) undertaking employment in any capacity, whether as an employee, officer, director, partner, manager, consultant, agent or owner (other than a minority shareholder or other equity interest of not more than 2% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter),  and b) advising, managing, rendering or performing services within any geographical area wherein the Company or any of its businesses produce, sell or market its goods and services, for a period of eighteen (18) months from the Separation Date.  This Agreement is in addition to and does not supersede any other agreements prohibiting competition with ServiceMaster.  Failure to abide by this agreement may result in the suspension or cancellation of payments specified in paragraph 2. You understand and recognize that, as a result of your role with ServiceMaster, you had contact with, and developed and furthered relationships with, customers and/or prospective customers, and had access to secret, proprietary and confidential information regarding ServiceMaster and its businesses, including Confidential Information (as defined below), and therefore understand and agree that both the nature of this covenant and the scope of this covenant, as well as the covenants in Sections 6 and 7 of this Agreement, are reasonable and necessary for the protection of ServiceMaster, including its secret, proprietary and confidential information, goodwill and customer relationships.

6.                                       Non-Solicitation/Non-Interference.  You agree that following the separation of your employment with ServiceMaster, you will not use any ServiceMaster Confidential Information on behalf of yourself or others, and you will not, for eighteen (18) months after the Separation Date, interfere in any manner with the Company’s relationship with any customer and/or prospective customer of ServiceMaster. Also, for a period of eighteen (18) months from the Separation Date, you shall not directly or indirectly induce or encourage any ServiceMaster employee or consultant to leave his/her position or to seek employment or association with any person or entity other than ServiceMaster.  This paragraph does not affect other written agreements between you and ServiceMaster, and it does not supersede any other confidentiality or non-compete or non-solicit agreements that you have entered into with ServiceMaster.

7.                                       Confidential Information.  You acknowledge and agree that your employment with ServiceMaster created a relationship of confidence and trust between you and ServiceMaster with respect to all Confidential Information.  You warrant and agree that (a) you have not used or disclosed any Confidential Information other than as necessary in the ordinary course of performing your duties as a ServiceMaster employee, and (b) you will keep in confidence and trust all Confidential Information known to you, and will not use or disclose such Confidential Information without the prior written consent of an executive officer of ServiceMaster.  Nothing in this Agreement is intended to or shall preclude you from providing truthful testimony or providing truthful information in response to a valid subpoena, court order or request of any federal, state or local regulatory, quasi-regulatory or self-governing authority, provided, to the extent permitted by law, you have provided to ServiceMaster as much advance notice as practicable of any such compelled disclosure.  As used in this Agreement, “Confidential Information” means information, in any form, belonging to ServiceMaster and which is not publicly known.  Examples of Confidential Information are, without limitation, financial information, reports, and forecasts; trade secrets, know-how and other intellectual property; software; market or sales information or plans; customer lists and information; and business plans, prospects, opportunities, and possible acquisitions or dispositions of businesses or facilities that have been discussed or considered by the management of ServiceMaster.  Confidential Information includes information you developed in the course of your employment with ServiceMaster, as well as other information to which you may have had access in connection with your employment.  Confidential Information also includes the confidential information of others with whom ServiceMaster has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless such information entered the public domain due to a breach of your obligations to ServiceMaster (including pursuant to this Agreement or any other agreement between you and ServiceMaster).

8.                                       Code of Ethics and Business Conduct.  You previously have been provided the ServiceMaster Company Code of Ethics and Business Conduct and the Service Master Company Financial Code of Ethics (collectively, the “Code”) and acknowledge that you have complied with the Code during your employment.  The discovery of failure to abide by the Code, whenever discovered, shall entitle ServiceMaster to suspend and recoup any payments paid or due under this Agreement and any other agreements between the parties.  Further, you acknowledge that you are not aware of any material breach of policy, law or regulation by ServiceMaster or its subsidiaries that has not been reported to the Audit Committee, Chief Executive Officer or Chief Ethics Officer.

9.                                       Return of ServiceMaster Property.  You agree to return to ServiceMaster all ServiceMaster property, equipment and materials prior to the Separation Date, including the following materials, if applicable, provided to you in the course of your employment with ServiceMaster: any current company vehicle, any laptop computer and peripherals; any cell phone; any telephone calling cards; keys; ServiceMaster identification card; any credit cards; and all tangible written or graphic materials (and all copies) relating in any way to ServiceMaster’s business, including documents, manuals, computer files, diskettes, customer lists and reports or other data or files which you may have stored on a home or personal computer.

10.                                 Transition.  You agree that you will reasonably assist ServiceMaster, as requested, in the professional transition of work in progress, duties, files and pertinent information up to thirty (30) days after the Separation Date.

11.                                 Assistance.  You agree that, subject to reimbursement by ServiceMaster of reasonable costs and expenses, you will cooperate fully with ServiceMaster and its counsel with respect to any matter (including, litigation, investigation or government proceeding) which relates to matters with which you were involved or had knowledge about during your employment with ServiceMaster. You further agree to notify ServiceMaster’s General Counsel immediately upon your being asked to assist or supply information to any person or entity regarding any civil claim or possible claim against ServiceMaster or any of its businesses, and also to give such notice in the event you do in fact assist or supply information to any such person or entity.

12.                                 Non-Disparagement.  You agree that you will refrain from taking actions or making statements, written or oral, which slander, criticize, disparage and/or defame the business, goodwill or reputation of ServiceMaster (including its products and services), its directors, officers, executives, shareholders, subsidiaries, parent companies, and employees or making statements which could adversely affect the morale of other employees.

13.                                 Assignment.  You agree that the rights and benefits provided to you under this Agreement are personal to you and no such right or benefit will be subject to alienation, assignment or transfer except as required by law; provided, however, that nothing in this paragraph will preclude you from designating a beneficiary or beneficiaries to receive any benefit payable on your death.  Any assignment in violation of this Agreement shall be null and void and without effect.

14.                                 Non-Admission.  You and ServiceMaster acknowledge that this Agreement does not constitute an admission by ServiceMaster of any liability or wrongdoing whatsoever.

15.                                 Breach.  You agree that ServiceMaster may seek any remedies available to enforce the provisions contained in this Agreement, including seeking any injunctive relief to enjoin further violation or for specific enforcement of this Agreement and/or withholding the payments outlined herein. You further agree that ServiceMaster may seek recovery of actual damages incurred as a result of your breach of any of the provisions including attorneys’ fees, court costs and expenses incurred in seeking to enforce this Agreement, except as prohibited by law or for claims under the ADEA or OWBPA. The parties further agree that while a breach of any of the provisions of this Agreement will entitle ServiceMaster to a full recovery in an action for damages, including recovery of its costs, expenses and attorneys’ fees for investigation, prosecution or defense of any action brought for such breach, the recovery of monies shall not otherwise affect the enforceability of this Agreement or of the individual promised covenants in this Agreement.

16.                                 Entire Agreement.  You and ServiceMaster agree that this Agreement constitutes the complete understanding between you and ServiceMaster regarding the matters herein and that no other promises or agreements, express or implied, will be binding between you and ServiceMaster unless signed in writing by you and ServiceMaster.  This Agreement fully supersedes and replaces any and all prior agreements or understandings, if any, between you and ServiceMaster on any matter that is addressed in this Agreement with the exception of prior confidentiality/non-solicitation/non-compete agreements.

17.                                 Severability. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable requirements of law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable. If a court or arbitrator finds any sections unenforceable, such provision(s) shall be reformed so as to render the provision(s) enforceable and to maintain the enforceability of this Agreement.

18.                                 Arbitration.  Any dispute or controversy between you and ServiceMaster, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration, administered by the American Arbitration Association (“AAA”), with any such dispute or controversy arising under this Agreement being so administered in accordance with its National Rules for the Resolution of Commercial Disputes then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction.  However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved.  Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties.  You and ServiceMaster acknowledge that this Agreement evidences a transaction involving interstate commerce.  Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

19.                                 No Waiver by Selective Enforcement.  The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, will in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

20.                                 Notices.  All notices required hereunder will be in writing and will be deemed given upon receipt if delivered personally (receipt of which is confirmed) or by courier service promising overnight delivery (with delivery confirmed the next day) or three (3) business days after deposit in the U.S. Mail, certified with return receipt requested.  All notices will be addressed as follows:

If to you:	If to ServiceMaster:

The ServiceMaster Company
860 Ridge Lake Boulevard
Address	Memphis, TN 38120
Attn: Jed Norden
Tel:	SVP Human Resources,

Or to such other address as either party will have furnished to the other in writing.

21.                                 Governing Law; Validity.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Tennessee without regard to the principle of conflicts of laws.  This Agreement shall be construed and interpreted without regard to any rule that any ambiguities herein be construed against the drafter of the Agreement.  All uses of the words “including”, “included” and “include” shall be deemed to be immediately followed by the words “, without limitation,”.

22.                                 Income Taxation.  You understand that the Company has not provided any advice regarding the tax liability resulting from this Agreement and you shall not rely upon any representations or policies of the Company related to taxation. You are advised to seek the advice of your own personal tax advisor or counsel as to the taxability of the Separation Pay.  ServiceMaster specifically disclaims that it has responsibility for the proper calculation or payment of any taxes which may be due other than for standard statutory withholding.  For purposes of Section 2, the termination of employment and correlative phrases, mean a “separation from service” as defined in Treasury Regulation section 1.409A-1(h), other than a termination upon your death.  The payments pursuant to this Agreement are intended to be exempt from Section 409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation section 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation section 1.409A-1(b)(4).   If you are subject to section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), you shall be solely responsible for any such taxes which would result in the imposition of additional tax under Section 409A. All separation benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.  For these purposes, each installment payment and benefit payable under this Agreement is hereby designated as a separate payment and will not collectively be treated as a single payment.

24.                                 Acknowledgements.

You further agree that:

•                                       You have read this Agreement and understands all of its terms;

•                                       You understand that this agreement includes a waiver of claims of age discrimination under the Age Discrimination in Employment Act;

•                                       You are entering into this Agreement knowingly, voluntarily and with full knowledge of its significance;

•                                       You have been advised and are again hereby advised to consult an attorney regarding this Agreement;

•                                       TIME TO CONSIDER:  You are being given a period of time to consider this Agreement (the “Review Period”):

•                  You acknowledge that you have been offered twenty-one (21) days to consider this Agreement;

•                                       TIME TO RETURN:  If your executed Agreement is not returned within seven (7) days from the end of the Review Period, the Agreement and any promises offered on behalf of ServiceMaster contained therein will be null and void;

•                                       TIME TO REVOKE:  You acknowledge that after you have executed and returned this Agreement, you will have seven (7) calendar days to revoke the Agreement.  If you want to revoke this Agreement, you must deliver a written revocation to Jed Norden, Senior Vice President Human Resources 860 Ridge Lake Blvd., Memphis, TN  38120 within seven (7) days after execution of the Agreement, stating that you thereby “revoke” the Agreement.  If you do not revoke the Agreement, it will become effective and enforceable on the eighth day after you sign and return it;

•                                       The promises contained in this Agreement are consideration for your signing this Agreement and represent monetary payments that you are not otherwise entitled to receive from ServiceMaster.

THIS AGREEMENT IS EFFECTIVE AS OF THE LAST DATE SIGNED ON THIS SIGNATURE PAGE.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE CONSIDERATION IN PARAGRAPH 2 ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION AND AFTER BEING ADVISED TO SEEK ASSISTANCE OF COUNSEL, ENTERS INTO THIS AGREEMENT.

SIGNED:

/s/ Steven J. Martin		/s/ Jed L. Norden
Steven J. Martin		Jed Norden

Senior Vice President, Human Resources The ServiceMaster Company

Date:	4/29/11	Date:	4/29/2011

Note: The Company will be supportive in assisting Executive to find other employment, including providing executive outplacement.

/s/ Steven J. Martin	/s/ Jed L. Norden
4/29/11	4/29/2011